Exhibit (d)(2)

Execution Version

March 5, 2018

Novartis International AG

Lichtstrasse 35

4056 Basel

Switzerland

Attention: Nigel Sheail, Global Head M&A and BD&L

CONFIDENTIAL

Ladies and Gentlemen:

We understand that Novartis International AG (“you”) desires to engage in certain discussions with AveXis, Inc. (the “Company”) in connection with your consideration of a possible transaction involving you or one of your affiliates and the Company (a “Transaction”).  The Company is prepared to furnish you with certain confidential and proprietary information concerning the Company on the terms set forth herein.

1.                                              As a condition to your being furnished information by or on behalf of the Company, you agree that you will, and you will direct your Representatives (as defined below) to, treat as confidential in accordance with this letter agreement any information (including, without limitation, oral, written, graphic, photographic and electronic information) concerning the Company or its affiliates that has been or may be furnished to you by or on behalf of the Company or any of its Representatives, and all reports, analyses, compilations, forecasts, studies, notes, interpretations, valuations, memoranda, other materials and portions thereof prepared by you or any of your Representatives, or otherwise on your behalf, that contain, reflect or are based, in whole or in part, on such information, including, without limitation, those stored in electronic format (herein collectively referred to as the “Evaluation Material”).  The term “Evaluation Material” does not include information that (a) you can demonstrate is, at the time of disclosure, already in your or your Representatives’ (as defined below) possession; provided that such information is reasonably believed by you after due inquiry not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person, (b) is or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives in breach of this letter agreement, (c) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is reasonably believed by you after due inquiry not to be bound by an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person, or (d) you can demonstrate was independently developed by you or your Representatives without reference to, incorporation of, or other use of any Evaluation Material or information from any source that to your knowledge is bound by an obligation of confidentiality with respect to that information (whether by agreement or otherwise) to the Company or another person.  As used in this letter agreement, the term “Representatives” shall mean (i) when used in relation to the Company, the Company’s affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and (ii) when used in relation to you, your affiliates and your and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants).  As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, the media, any governmental or regulatory agency, body, representative, authority or tribunal and any company, corporation, trust, partnership, group, individual or other entity.  As used in this letter agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

2.                                              In consideration of your being furnished such Evaluation Material, you agree to keep such Evaluation Material confidential in accordance with the terms of this letter agreement.  You acknowledge and agree that the Evaluation Material will be used by you and your Representatives solely for the purpose of evaluating and potentially negotiating and implementing a Transaction or to enable or facilitate compliance with this letter agreement (together, the “Purpose”), and that you will, and will direct your Representatives to, keep confidential all Evaluation Material and not disclose Evaluation Material to any other person except as required by law, rule or regulation, stock or securities exchange requirement, legal or judicial process or by a court or any other governmental or regulatory body (including an antitrust regulator) of competent jurisdiction (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or requests or enquiries by the applicable stock market regulator) (“Laws & Regulations”) (and subject to compliance with paragraph 4), and except that you may disclose Evaluation Material to your Representatives who need to know such Evaluation Material for the Purpose if prior to providing such Representatives with such Evaluation Material you advise them of the confidential nature thereof.  You shall maintain a record of your Representatives who have been provided with Evaluation Material.  You agree to undertake, at your sole expense, reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material and to prevent your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.  You acknowledge and agree that you shall be liable for any breach of the terms of this letter agreement by your Representatives, as if you had committed such breach yourself, unless any such Representative has entered into a written confidentiality agreement directly with the Company, in which case you shall not have any liability in respect of any breach by such Representative of its agreement with the Company.  Notwithstanding anything to the contrary set forth herein, you also agree that you will not provide any Evaluation Material, or disclose information of the type described in paragraph 3, to any potential debt or equity financing source without the prior written consent of the Company (it being understood, for avoidance of doubt, that you and your Representatives shall not have any discussions or communications, including, without limitation, any discussions or communications regarding partnering or the making of any joint bid, with respect to a potential Transaction with any potential debt or equity financing source without the prior written consent of the Company).  In the event that the Company provides such consent with respect to a potential debt or equity financing source, you agree that neither you nor your Representatives shall provide any Evaluation Material to such potential debt or equity financing source, as applicable, unless and until such potential debt or equity financing source, as applicable, shall have executed and delivered to the Company a letter in the form attached as Annex A hereto (with such changes as may be requested by such potential debt or equity financing source, as applicable, to the extent such changes are reasonably acceptable to the Company).  The Company’s financial advisors, Centerview Partners LLC and Goldman, Sachs & Co., will coordinate the consideration of all such requests with respect to potential debt or equity financing sources on behalf of the Company.  You further agree that neither you nor any of your Representatives will enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any commercial bank, any affiliate of any commercial bank or any other person that could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such commercial bank or affiliates thereof or such other person to serve as a financing source to any other person considering a transaction involving the Company or to engage in a transaction involving the Company.  You hereby represent and warrant that neither you nor any of your Representatives has entered into any agreement, arrangement or understanding of the type contemplated by the foregoing sentence with respect to any transaction involving the Company.  Notwithstanding the foregoing, you shall not be in breach of the agreements, representations and warranties in the previous two sentences solely because the debt financing source has an internal conflicts policy that restricts such debt financing source from working with more than one party on any transaction.

3.                                              Without the prior written consent of the other party (except as required by applicable law, regulation, stock exchange requirement or legal or judicial process), neither party nor any of its Representatives may disclose to any other person (except to its Representatives who need to know in connection with the Purpose) (a) that Evaluation Material has been requested by or furnished or made available to you or your Representatives, (b) the fact that this letter agreement exists, (c) that you are, or the Company is, considering a Transaction, (d) that investigations, discussions or negotiations are taking place concerning a Transaction or (e) any of the terms, conditions or other facts or information with respect to a Transaction, including, without limitation, the status or termination thereof; provided, however, that in the event a party or any of its Representatives conclude, based on the advice of external legal counsel, that disclosure of any of the foregoing information is required by applicable law, regulation, stock exchange requirement or legal or judicial process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or requests or enquiries by the applicable stock market regulator), such party or its Representative, as the case may be, (i) shall, to the extent permitted by law, provide the other party with prompt notice thereof and a reasonable opportunity to comment on such disclosure prior to such disclosure and (ii) shall disclose only the information that, based on the advice of external legal counsel, such party or Representative is, required to disclose pursuant to such applicable law, regulation, stock exchange requirement or legal or judicial process.  The Company acknowledges and agrees that it shall be liable for any breach of the terms of this letter agreement (including this paragraph 3) by its Representatives, as if the Company had committed such breach

itself.   Each party shall maintain a record of its Representatives who have been provided with information of the type described in this paragraph 3.  Each party agrees to undertake, at its sole expense, reasonable precautions to safeguard and protect the confidentiality of the information of the type described in this paragraph 3 and to prevent its Representatives from prohibited or unauthorized disclosure such information.

4.                                              In the event that you or your Representatives are required or requested by Laws & Regulations to disclose any Evaluation Material, you will, to the extent permitted by Laws & Regulations, provide the Company with prompt written notice of such requirement or process prior to making such disclosure in order to enable the Company to seek an appropriate protective order or other remedy, and you will consult and cooperate with the Company to the extent permitted by Laws & Regulations with respect to taking steps to resist or narrow the scope of such requirement, process or request.  If a protective order or other remedy to invalidate the request or requirement (as applicable) is not obtained within a reasonable period (and, in any event, sufficiently prior to the date the relevant disclosure is required or requested to be made) and the terms of this letter agreement are not waived by the Company, you or such of your Representatives (a) may disclose only the information that is so required or requested to be disclosed (provided that, where disclosure is being made pursuant to a legal requirement, only to the extent your legal counsel advises that such Evaluation Material is required to be disclosed), and (b) will give advance notice to the Company of the information to be disclosed as far in advance as is practicable and permitted by Laws & Regulations.  In any such event, you and such of your Representatives will use reasonable efforts to ensure that all Evaluation Material and other information that is so disclosed will be accorded confidential treatment.

5.                                              In the event that you determine not to proceed with a Transaction, you will promptly inform the Company of that decision and, in that case or at any other time upon the request of the Company, in its sole discretion, you and your Representatives shall, promptly, at your option, destroy, delete or redeliver to the Company all written, electronic or other tangible Evaluation Material (whether prepared by the Company, its Representatives or otherwise on the Company’s behalf or by you, your Representatives or otherwise on your behalf) and will not retain any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Evaluation Material, in your possession or in the possession of any of your Representatives or under your or their custody;  provided, however, that in no event shall you or your Representatives be required to search or destroy any routine backup tapes or systems. Notwithstanding such return, destruction, deletion or erasure, all oral Evaluation Materials and the information embodied in all Evaluation Materials will continue to be held confidential pursuant to the terms of this letter agreement.  Notwithstanding the foregoing, your Representatives that are legal advisors (including internal counsel) or accounting firms may retain solely for compliance purposes copies of the Evaluation Material in accordance with policies and procedures implemented by such persons in order to comply with law, regulation or professional standards; provided, however, that any Evaluation Material so retained or retained in accordance with the foregoing sentence will continue to be held confidential pursuant to the terms of this letter agreement.

6.                                             You acknowledge that in your and your Representatives’ examination of the Evaluation Material, you and your Representatives may have access to material, non-public information, and that you are aware, and will advise your Representatives who are informed as to the matters that are the subject of this letter agreement, that state and federal laws, including, without limitation, United States securities laws, impose restrictions on the dissemination of such information and trading in securities when in possession of such information.

7.                                             You acknowledge and agree that with respect to the potential Transaction, the Company’s financial advisors are Centerview Partners LLC and Goldman, Sachs & Co., and the Company’s outside legal counsel is Cravath, Swaine & Moore LLP.  You agree that Centerview Partners LLC and Goldman, Sachs & Co. have responsibility for arranging appropriate contacts for due diligence and other purposes. Unless otherwise expressly agreed to by the Company, and subject to paragraph 13, all communications regarding a Transaction, requests for information concerning the Company or its affiliates or a Transaction, requests for consents under this letter agreement and questions regarding procedures in connection with a Transaction will be submitted or directed exclusively to the representatives of Centerview Partners LLC and Goldman, Sachs & Co. specifically identified to you as contacts with respect to this matter.

8.                                             You agree that none of the Company, its Representatives or any other person makes any representations or warranties, express or implied, with respect to the accuracy or completeness of the Evaluation Material, including, without limitation, any forecasts, projections or other forward-looking information included therein, and that none of the Company, its Representatives or any other person shall assume any responsibility or have any liability to you or any of your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives.  You acknowledge that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that only such express representations and warranties regarding Evaluation Material as may be made to you in a definitive written agreement relating to a Transaction, if any, shall have any legal effect, subject to the terms and conditions of such agreement.

9.                                             Each party acknowledges and agrees that no contract or agreement providing for a Transaction shall be deemed to exist, directly or indirectly, between you or your affiliates and the Company or its affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by both the Company and you.  Each party also agrees that unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by the Company and you, neither you or your affiliates nor the Company, nor any affiliate of the Company, will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement (except for the matters specifically provided herein) or otherwise or by virtue of any written or oral expression with respect to such a Transaction by any of your Representatives or the Representatives of the Company.  Nothing contained in this letter agreement nor the furnishing of any Evaluation Material hereunder shall be construed as granting or conferring to you any rights, by license or otherwise, in any intellectual property of the Company.  You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with respect to a Transaction, to terminate discussions and negotiations with you at any time for any reason, and to conduct any process for a Transaction or a transaction with any other person as it shall, in its sole discretion, determine (including, without limitation, negotiating with any other interested party and entering into a definitive agreement without prior notice to you or any other person).

10.                                       You acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement, and you hereby agree, that, for the period beginning on the date hereof and ending on the date that is 15 months from the date hereof (the “Restricted Period”), unless you shall have been specifically invited to do so in writing by the Company, neither you nor any of your controlled affiliates will in any manner, directly or indirectly:

(a)                                         other than:

i.                                                  unless such acquisition was made at your direction (whether direct or indirect), any acquisitions by any pension or employee benefit plan or trust sponsored by or affiliated with you or your affiliates, and other than any indirect acquisitions through an account with a mutual fund or another investment vehicle or fund that manages such account and other client accounts for the benefit of its clients (including you) in the ordinary course of its business, or

ii.                                               unless such acquisition of securities was made at your direction (whether direct or indirect), the ownership of securities by a person acquired by you (or any of your affiliates) on the date such person is acquired by you (or such affiliate) or acquired after such person was acquired by you (or such affiliate) pursuant to an agreement requiring such person to acquire such securities, which agreement was in effect prior to the date such person was acquired by you (or such affiliate), or

iii.                                            any acquisitions of the Company’s securities by you or your affiliates resulting in the ownership by you and your affiliates of not more than 1.0% of the outstanding and issued equity voting securities of the Company, acquire, offer or seek to acquire, agree to acquire or make a proposal (public or otherwise) to acquire, by purchase or otherwise, any equity securities, or direct or indirect rights to acquire any equity securities, of the Company or any subsidiary of the Company or of any successor to or person in control of the Company, or any cash settled call options or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company, or any material assets or property of the Company (or any successor thereof) and its subsidiaries;

(b)                                         make or in any way encourage or participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the board of directors of the Company or seek the removal of any director from the board of directors of the Company, or demand a copy of the Company’s record of stockholders, stock ledger, list of stockholders or any other books and records of the Company;

(c)                                          make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case, public or otherwise and with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any of its subsidiaries or other extraordinary transaction involving the Company or any subsidiary of the Company or any of their respective securities or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than your Representatives) regarding any of the foregoing;

(d)                                         enter into any discussions, negotiations, arrangements or understandings with any third party (including, without limitation, security holders of the other party) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company (for the avoidance of doubt, other than as a result of any acquisitions referred to in sub-paragraphs 10(a)i. to 10(a)iii.) or otherwise in connection with any of the actions prohibited by this paragraph;

(e)                                          otherwise act, alone or in concert with others, to seek to control or in a manner primarily intended to influence the management or board of directors (in each case, acting in such capacity in relation to the Company) or policies of the Company or any of its subsidiaries;

(f)                                           make any public proposal or statement or make any public disclosure of an intention, plan or arrangement inconsistent with the agreements contained in this paragraph;

(g)                                          advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing;

(h)                                         take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a Transaction (for this purpose, whether or not negotiated) or any of the events described in this paragraph;

(i)                                             request the Company or any of the Representatives of the Company, directly or indirectly, to amend or waive any provision of this paragraph; or

(j)                                            contest the validity of this letter agreement or make, initiate, take or participate in any demand (whether by legal action or otherwise), request or proposal to amend, waive or terminate any provision of this letter agreement.

Notwithstanding the foregoing, the restrictions set forth in this paragraph 10 shall not prohibit or otherwise prevent confidential and non-public communications by the CEO, CFO, General Counsel, Head of Legal Transactions, Global Head of Business Development & Licensing, Global Head of M&A and/or the Chairman of Novartis and/or the CEO of Pharmaceuticals division of Novartis to the CEO, CFO, General Counsel and/or Chairman of the Company, in relation to a transaction, arrangement or activity that would otherwise be restricted by this paragraph 10 to the extent that such communications would not reasonably be expected to require the Company to make a public announcement pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder regarding this letter agreement, a possible Transaction or any of the matters described in this paragraph 10; provided however that the parties hereto agree that, for the avoidance of doubt, a communication (whether written or oral) that merely expresses a continued interest in a possible Transaction as well as an interest in pursuing negotiations with respect thereto shall not be prohibited by the foregoing.

11.                                       If during the Restricted Period any of the following events (each, a “Sunset Event”) occur: (a) the Company (or its board of directors) publicly announces (and, for the avoidance of doubt, market rumors or unauthorized press leaks shall not constitute a public announcement by the Company) that (i) it has approved or entered into any agreement with any third party providing for an Alternative Transaction (as defined below) or (ii) it is considering doing so or in negotiations to do so, (b) a tender or exchange offer (other than by or involving you) which, if consummated, would constitute an Alternative Transaction is made for securities of the Company and the board of directors of the Company either accepts such offer or fails to recommend that its stockholders reject such offer within ten (10) business days from the date of commencement of such offer, or, prior to the expiration of such ten (10) business day period, the Company enters into a confidentiality or non-disclosure agreement with the third party making such tender or exchange offer (and the Company shall inform you of such fact concurrently with entering into such agreement) or (c) the Company redeems any rights under, or modifies or agrees to modify, a shareholder rights plan to facilitate any Alternative Transaction, then the restrictions on you set forth in paragraph 10 above shall terminate.  For purposes hereof, an “Alternative Transaction” shall mean a transaction in which (i) a person or “group” acquires, directly or indirectly, securities representing 30% or more of the voting power of the outstanding securities of the Company or assests constituting 30% or more of the properties or assets of the Company and its subsidiaries (taken as a whole) or (ii) in any case not covered by (i), (A) the Company issues securities representing 30% or more of its total voting power, including in the case of (i) and (ii), by way of merger or other business combination involving the Company or any of its subsidiaries or (B) the Company engages in a merger or other business combination such that the holders of voting securities of the Company immediately prior to the transaction do not own more than 50% of the voting power of securities of the resulting entity.

12.                                       Until the earliest of (a) the execution by the Company and you of a definitive written agreement providing for a Transaction and (b) one year from the date of this letter agreement, you agree that you will not, nor will you permit your controlled affiliates or Representatives to, directly or indirectly, initiate or maintain contact with any director, officer, employee, supplier, licensor, customer, partner, accountant, stockholder or creditor of the Company or any of its subsidiaries regarding a Transaction (for this purpose, whether negotiated or not) or any Evaluation Material, except with the express permission of the Company or in accordance with the terms of this letter agreement; provided, however, that the foregoing restriction shall cease to apply as it relates to directors, officers, stockholders and creditors of the Company if a Sunset Event occurs.

13.                                       Notwithstanding the foregoing (including paragraphs 7 and 12), you shall not be in breach of this letter agreement if any director, officer, employee or other Representative of the Company initiates communication with you (or any of your Representatives) and you or your Representatives respond accordingly.  Furthermore, the restrictions in paragraphs 7 and 12 shall not apply to communications made by the CEO, CFO, General Counsel, Head of Legal Transactions, Global Head of Business Development & Licensing, Global Head of M&A and/or the Chairman of Novartis and/or the CEO of Pharmaceuticals division of Novartis to the CEO, CFO, General Counsel and/or Chairman of the Company.

14.

(a)                                         The Company hereby warrants and represents that it has not entered into any confidentiality or similar agreement (including any waiver, amendment or variation thereto) with any other person that is or was engaged with the Company in a connection with such other person exploring a potential Alternative Transaction that fails to contain restrictions, grant exemptions/exceptions or impose obligations on that other person at least as restrictive as, or that are more favorable to such other person than, those contained in paragraphs 10 and 11 (any such restrictions, exemptions/exceptions or obligations with such other person being “3rd Party Standstill Obligations”) and paragraph 15 (any such restrictions, exemptions/exceptions or obligations with such other person being “Non-Hire Obligations”).

(b)                                         In the event that the Company enters into any confidentiality or similar agreement (including any waiver, amendment or variation thereto) that would constitute a breach of pargraph 14(a) if it had occurred on or prior to the entry into this letter agreement:

(i)                the Company shall promptly notify you of the existence of such agreement, including the applicable terms of the relevant  3rd Party Standstill Obligations and Non-Hire Obligations or the lack  of  existence  thereof;  provided  that  the  Company  shall have no obligation to disclose to you anything else about such agreement or the counterparty thereto; and

(ii)             you may (at your option) elect:

•                  for such 3rd Party Standstill Obligations and Non-Hire Obligations to apply in whole or part to this letter agreement mutatis mutandis in lieu of the equivalent provisions in paragraphs 10, 11 and 15; and/or

•                  to the extent that any 3rd Party Standstill Obligations or Non-Hire Obligations do not exist, for the equivalent provisions in paragraphs 10 and 15 to cease to apply,

and the Parties agree that this letter agreement shall be deemed amended in accordance with such election with effect from the date that the 3rd Party Standstill Obligations and Non-Hire Obligations took effect (or such later date as you may determine).

(c)                                          Notwithstanding anything to the contrary set forth herein, if the Company fails to notify you in accordance with sub-paragraph 14(b)(i), and without prejudice to any other rights you may have in respect of such failure, you shall not be liable for breach of any provision(s) in paragraph 10, 11 or 15 (as applicable) to the extent that a relevant matter, fact or circumstance would not have constituted a breach of such paragraph(s) had you had the opportunity to makes a corresponding election under sub-paragraph 14(b)(ii).

15.                                       For a period of one year from the date of this letter agreement, you will ensure that the Neuroscience Franchise business unit of your Pharmaceuticals division and your Global Drug Development organization , as well as any of your of your affiliates’ officers, employees or consultants employed or engaged in any other division or business unit of the Novartis group who have actually received Evaluation Information, will not, directly or indirectly, solicit for employment or hire any officer or employee of the Company or any of its subsidiaries with whom you have had in person or telephonic discussions in your consideration of a Transaction; provided that the foregoing restriction shall not preclude you or your affiliates from (w) placing any general solicitation not specifically directed toward officers or employees of the Company or its subsidiaries, (x) the solicitation through an agency in circumstances where neither you nor your affiliates have encouraged or advised such agency to approach officers or employees of the Company or its subsidiaries, (y) soliciting or hiring any such officer or employee whose employment with the Company or any of its subsidiaries has terminated prior to commencement of employment discussions between you and such officer or employee or (z) hiring any such officer or employee who responds to any general solicitation placed by you or your affiliates (or by a bona fide search firm) that is not targeted at such employee.

16.                                       Each party acknowledges and agrees that the other party (the “Injured Party”) and its subsidiaries may be irreparably injured by a breach of this letter agreement by a party or its Representatives and that monetary remedies would be inadequate to protect the Injured Party and its subsidiaries against any actual or threatened breach of this letter agreement by a party or its Representatives.  Accordingly, it is agreed that the Injured Party shall be entitled to seek an injunction or injunctions (without the proof of actual damages) to prevent breaches or threatened breaches of this letter agreement and/or to compel specific performance of this letter agreement, and that neither party nor its Representatives shall oppose the granting of such relief.  Each party also agrees that it and its Representatives shall waive any requirement for the security or posting of any bond in connection with any such remedy.  Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this letter agreement but shall be in addition to all other remedies available at law or in equity. Each party further agrees that it and its Representatives will cooperate fully in any attempt by the Injured Party in obtaining any remedy or relief, at law or in equity, for actual or threatened breaches of this letter agreement by a party or its Representatives. Each party further acknowledges and agrees that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

17.                                       If any provision of this letter agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this letter agreement directly involved in the controversy in which such judgment shall have been rendered.

18.                                       This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.  The parties irrevocably submit to the jurisdiction of any court of the State of Delaware or any federal court sitting in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this letter agreement or a Transaction.  The parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or a Transaction in any court of the State of Delaware or any federal court sitting in the State of Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The parties irrevocably waive any and all right to trial by jury in any action, suit or proceeding arising out of or relating to this letter agreement.

19.                                       This letter agreement contains the entire agreement between the parties concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless approved in writing by each party.  This letter agreement shall inure to the benefit of the parties hereto, and their successors and permitted assigns.  Any purported assignment of this letter agreement by either party without the prior written consent of the other shall be void.

20.                                      Each party’s obligations under this letter agreement shall terminate three years from the date hereof, except as otherwise explicitly stated above; provided that such termination shall not relieve a party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

21.                                      This letter agreement may be executed in counterparts (including, without limitation, via facsimile or electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[signatures follow]

If the foregoing correctly sets forth the agreement  between you and the Company, please sign and return the enclosed copy of this letter agreement, whereupon it shall become our binding agreement.

Very truly yours,

AveXis, Inc.

			By:	/s/ Michael B Johannesen
				Name:	Michael B Johannesen
				Title:	SVP & General Counsel

AGREED AND ACKNOWLEDGED on this
5th day of March, 2018

Novartis International AG

By:	/s/ Keren Haruvi Snir
	Name:	Keren Haruvi Snir
	Title:	Head of Global MA

By:	/s/ Jonathan Emery
	Name:	Jonathan Emery
	Title:	Head Legal M&A

ANNEX A

Representative’s Letter

                               , 2018

AveXis, Inc.

-and-

Novartis International AG

Dear Sirs:

Reference is made to the letter agreement (the “Confidentiality Agreement”), dated as of March 5, 2018, between AveXis, Inc. (the “Company”) and Novartis AG (“Novartis”). The undersigned agrees to be bound as a “Representative” (as defined in the Confidentiality Agreement) of Novartis by the terms of the Confidentiality Agreement applicable to Representatives of Novartis.  Notwithstanding the foregoing, or anything else contained in the Confidentiality Agreement, the undersigned may disclose Evaluation Material or information of the type described in paragraph 3 of the Confidentiality Agreement (a) to its controlled affiliates or the directors, officers and employees of the undersigned or those of its controlled affiliates who have a need to know such information for the purpose of providing or arranging financing in connection with a Transaction and who agree to abide by this agreement to the same extent as the undersigned, or (b) to Novartis or its other Representatives.

The provisions of paragraphs 18, 20 and 21 of the Confidentiality Agreement shall apply to this letter (it being understood that any reference to the “parties” in any such paragraphs shall mean the Company and the undersigned, and any references to “this letter agreement” in such paragraphs shall mean this letter).

[signature follows]

Accepted and agreed as of the date first above written:

by

Name:
Title: